PRESS RELEASE

02/07/19

Carlisle Companies Reports Fourth Quarter Diluted EPS of $1.49 and Full Year 2018 Results

SCOTTSDALE, ARIZONA, February 7, 2019 - Carlisle Companies Incorporated (NYSE:CSL) today announced its financial results for the three and twelve month periods ended December 31, 2018.

•	Record Fourth Quarter Revenue increased 8.8% to $1.1 billion driven by organic revenue growth of 5.3%

•	Operating income for the quarter of $114.6 million, increased 22.7%

•	Reported diluted EPS for the quarter was $1.49, including $0.17 of restructuring, facility rationalization, and acquisition related costs

•	Repurchased 1.6 million shares for $164.4 million in the quarter and 4.4 million shares for $459.8 million for the full year

•	Board of Directors authorized an additional 5 million shares for repurchase on February 5, 2019
Fourth Quarter 2018

Revenues of $1.1 billion increased 8.8% from $990.5 million in the fourth quarter of 2017. Organic revenue grew 5.3% (organic revenue defined as revenue excluding acquired revenues within the last twelve months, ASC 606 revenue recognition standard, and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenue contributed a total of 4.3% in the quarter. Changes in foreign exchange rates and the adoption of ASC 606 revenue recognition standard each had a negative (0.4%) impact on revenues.

Operating income of $114.6 million, up 22.7% from the fourth quarter of 2017, resulted in an operating margin of 10.6%, a 120 basis point improvement. Operating income performance was driven by higher sales volume, price realization, and contributions from the Carlisle Operating System (COS), partially offset by increases in freight, labor-related and raw material costs, and restructuring at Carlisle Brake & Friction (CBF).

During the fourth quarter of 2018, Carlisle announced that it had entered into a definitive purchase agreement to acquire Petersen Aluminum Corporation, a manufacturer of high-quality metal roofing products for approximately $197 million, which closed on January 11, 2019.

Consistent with our Vision 2025 strategy, Carlisle repurchased 1.6 million shares of common stock for $164.4 million in the fourth quarter.

Full Year 2018

2018 revenues of $4.5 billion increased 19.4% from $3.8 billion for 2017. Acquired revenues contributed a total of 11.2%. Organic revenues grew 7.2%. Foreign exchange had a positive impact of 0.4%, while adoption of ASC 606 revenue recognition standard had a positive impact of 0.6%.

2018 operating income of $509.0 million, up 9.7% from 2017, resulted in an operating margin of 11.4%. Operating income performance was driven by higher sales volume, price realization, and contributions from the Carlisle Operating System (COS). Operating Income performance was partially offset by increases in freight, labor-related, and raw material costs, and unfavorable product mix.

For the full year 2018, Carlisle delivered diluted EPS of $5.88, including restructuring, facility rationalization, and acquisition related costs of $0.45. Carlisle's EPS benefited from a lower effective tax rate and reduced share count.

Carlisle repurchased a record 4.4 million shares of common stock for $459.8 million and returned a record $93.5 million to shareholders in the form of dividends.

CEO Comment

“Strong demand from customers across our end markets, price discipline, efficiencies gained from the Carlisle Operating System (COS) and execution by our dedicated employees around the globe contributed to a solid fourth quarter and a strong finish to year one of our journey toward Vision 2025. We delivered record highs in full year revenues, diluted EPS, share repurchases, and dividends paid.

Furthermore, we gained solid traction on the key pillars of Vision 2025. Some highlights included:

•	Achieving 7.2% organic revenue growth, well in excess of our long-term growth target of 5%

•	Maintaining strong price discipline across businesses, leading to positive realization for the year

•	Delivering cost savings of 1.5% of sales through COS, well within our targeted range of 1-2%

•	Completing ~$70 million of restructuring actions instituted over the last two years at CIT, CFT, and CBF

•	Reshaping our portfolio with the sale of Carlisle FoodService Products (CFS) for $758 million in early 2018 and making strategic acquisitions, including the recently announced acquisition of Petersen

•
Leveraging our strong cash flow and balance sheet by deploying over $550 million into record share repurchases and dividends paid, more than half-way to our stated objective of deploying $1 billion into share repurchases under Vision 2025

Despite geopolitical and economic uncertainties, we remain optimistic that we can achieve high-single-digit revenue growth in 2019 given generally favorable market conditions across our segments and execution on the strategies and key actions we've put in place over the last year.

As we embark on year two of our journey toward Vision 2025, we will build on the achievements of year one and continue to drive towards our objectives: exceed 5% organic growth, utilize COS to deliver efficiencies and operating leverage, build scale with synergistic acquisitions, continue to invest in exceptional talent and deploy over $3 billion into capital expenditures, share repurchases and dividends.

As always, we recognize and appreciate Carlisle's achievements are the culmination of efforts by our employees, channel partners, and suppliers, as well as the continued trust placed in us by our customers."

Chris Koch,
President and Chief Executive Officer

Fourth Quarter 2018 Segment Highlights

Carlisle Construction Materials (CCM)

•	Revenues of $676.3 million, up 9.3% (organic +2.8%) year-over-year, were driven by continued strength in U.S. roofing demand and contributions from acquisitions.

•
Operating income was $97.3 million, up 10.9% year-over-year. Operating margin of 14.4%, a 20 basis point improvement, benefited from price discipline, benefits from COS, and operational improvements in legacy CCM businesses, offset by raw material inflation, higher labor and freight costs, and acquisitions.

•	Items affecting comparability were $0.5 million versus $5.8 million in the fourth quarter of 2017.

•	We expect CCM to achieve high-single digit to low-double digit revenue growth in 2019

Carlisle Interconnect Technologies (CIT)

•
Revenues of $231.6 million, up 11.1% year-over-year (+12.7% organic) were driven by strength in Aerospace and Space/Defense. Carlisle's adoption of ASC 606 revenue recognition decreased revenue by $4.4 million in the quarter.

•
Operating income was $33.3 million, up 52.1% year-over-year. Operating margin of 14.4%, a 390 basis point improvement, benefited from higher volumes, savings from COS, lower restructuring expenses, partially offset by higher operating expenses and unfavorable mix.

•	Items affecting comparability were $2.2 million versus $3.9 million in the fourth quarter of 2017.

•	We expect CIT to achieve mid-single digit revenue growth in 2019.

Carlisle Fluid Technologies (CFT)

•
Revenues of $82.4 million, up 4.3% (+5.8% organic) year-over-year, reflecting strength in the General Industrial market in the Americas, strong demand for standard products in Asia Pacific, partially offset by softer Transportation markets and foreign currency translation headwinds.

•
Operating income was $12.0 million, up 224.3% year-over-year. Operating margin of 14.6%, a 990 basis point improvement, demonstrated execution of CFT's plan to improve the margin profile of the business, and benefited from our lower restructuring costs, progress on vertical integration, savings from COS and price realization, partially offset by raw material inflation and higher labor costs.

•	Items affecting comparability were $0.4 million versus $3.5 million in the fourth quarter of 2017.

•	We expect CFT to achieve mid-single digit revenue growth in 2019.

Carlisle Brake & Friction (CBF)

•	Revenues of $87.0 million, up 3.2% (+4.9% organic), reflecting the continued stability in off-highway vehicle markets and price realization, partially offset by foreign currency translation headwinds.

•
Operating loss was $(7.1) million, compared to a $(1.2) million loss in the fourth quarter of 2017. Operating margin of (8.2)% declined 680 basis points year-over-year, driven by $9.1 million of costs associated with our completed Tulsa, Oklahoma to Medina, Ohio facility consolidation.

•	Items affecting comparability were $9.1 million versus $2.1 million in the fourth quarter of 2017.

•	We expect CBF to achieve low-single digit revenue growth in 2019.

Cash Flow

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $218.5 million in 2018, a decrease of $80.3 million versus the prior year. The decrease in free cash flow was primarily attributable to a greater usage of cash for income taxes related to the effects of tax reform and the sale of CFS, offset by the impact of higher cash earnings.

During 2018, we redeployed our free cash flow and cash from the sale of CFS towards the acquisitions of Premium Panels, Sunlast Metals, Tenencia, and RedGroup, the repurchase of approximately 4.4 million shares of Carlisle common stock for $459.8 million and $93.5 million in dividends paid. As of December 31, 2018, we had $803.6 million of cash and $1 billion of availability under our revolving credit facility.

Table 1. Revenue Breakdown

	Three Months Ended December 31, 2018				Twelve Months Ended December 31, 2018
	CCM	CIT	CFT	CBF	CCM	CIT	CFT	CBF
Change in Organic Revenues	2.8%	12.7%	5.8%	4.9%	5.1%	11.3%	2.4%	16.1%
Net Impact from Acquisitions	6.6%	0.7%	—%	—%	17.9%	0.3%	—%	—%
Impact from FX	(0.1)%	(0.2)%	(1.5)%	(1.7)%	0.3%	0.2%	1.2%	1.5%
Impact from Revenue Recognition	—%	(2.1)%	—%	—%	—%	2.7%	—%	—%
Change in Revenues	9.3%	11.1%	4.3%	3.2%	23.3%	14.5%	3.6%	17.6%

Conference Call and Webcast

The Company will discuss fourth quarter 2018 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, aerospace, medical, defense, transportation, industrial, protective coating, auto refinishing, agriculture, mining, and construction. Carlisle’s worldwide team of employees generated $4.5 billion in net sales in 2018. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations and FP&A
Carlisle Companies Incorporated
(480) 781-5135
http://www.carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
(in millions except share and per share amounts)	2018	2017	2018	2017
Revenues	$1,077.3	$990.5	$4,479.5	$3,750.8

Cost of goods sold	798.5	739.4	3,304.8	2,702.5
Selling and administrative expenses	152.1	143.1	625.4	532.9
Research and development expenses	14.7	13.8	55.1	51.3
Other operating (income) expense, net	(2.6)	0.8	(14.8)	0.1
Operating income	114.6	93.4	509.0	464.0
Interest expense, net	11.8	12.1	53.5	33.5
Other non-operating (income) expense, net	3.3	(0.1)	9.6	1.5
Income from continuing operations before income taxes	99.5	81.4	445.9	429.0
Provision for (benefit from) income taxes	10.4	(27.5)	87.3	88.4
Income from continuing operations	89.1	108.9	358.6	340.6

Discontinued operations:
(Loss) income before income taxes	(0.2)	9.9	300.1	39.6
Provision for income taxes	0.8	3.7	47.6	14.7
(Loss) income from discontinued operations	(1.0)	6.2	252.5	24.9
Net income	$88.1	$115.1	$611.1	$365.5

Basic earnings per share attributable to common shares:
Income from continuing operations	$1.50	$1.75	$5.92	$5.36
(Loss) income from discontinued operations	(0.02)	0.09	4.17	0.39
Basic earnings per share	$1.48	$1.84	$10.09	$5.75

Diluted earnings per share attributable to common shares:
Income from continuing operations	$1.49	$1.73	$5.88	$5.32
(Loss) income from discontinued operations	(0.02)	0.09	4.14	0.39
Diluted earnings per share	$1.47	$1.82	$10.02	$5.71

Average shares outstanding (in thousands):
Basic	59,156	61,798	60,393	63,073
Diluted	59,457	62,302	60,786	63,551

Dividends declared and paid per share	$0.40	$0.37	$1.54	$1.44

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$88.8	$108.0	$357.4	$337.7
Net income	$87.8	$114.0	$609.2	$362.4

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended December 31,		Increase (Decrease)		Year Ended December 31,		Increase (Decrease)
(in millions, except percentages)	2018	2017	Amount	Percent	2018	2017	Amount	Percent
Revenues
Carlisle Construction Materials	$676.3	$618.7	$57.6	9.3%	$2,880.3	$2,336.2	$544.1	23.3%
Carlisle Interconnect Technologies	231.6	208.5	23.1	11.1%	933.8	815.3	118.5	14.5%
Carlisle Fluid Technologies	82.4	79.0	3.4	4.3%	291.6	281.4	10.2	3.6%
Carlisle Brake & Friction	87.0	84.3	2.7	3.2%	373.8	317.9	55.9	17.6%
Total	$1,077.3	$990.5	$86.8	8.8%	$4,479.5	$3,750.8	$728.7	19.4%

Operating Income (Loss)
Carlisle Construction Materials	$97.3	$87.7	$9.6	10.9%	$435.4	$421.9	$13.5	3.2%
Carlisle Interconnect Technologies	33.3	21.9	11.4	52.1%	117.3	89.5	$27.8	31.1%
Carlisle Fluid Technologies	12.0	3.7	8.3	224.3%	37.1	16.1	$21.0	130.4%
Carlisle Brake & Friction	(7.1)	(1.2)	(5.9)	(491.7)%	(0.8)	2.6	$(3.4)	(130.8)%
Segment Totals	135.5	112.1	23.4	20.9%	589.0	530.1	$58.9	11.1%
Corporate and unallocated (1)	(20.9)	(18.7)	(2.2)	(11.8)%	(80.0)	(66.1)	$(13.9)	(21.0)%
Total	$114.6	$93.4	$21.2	22.7%	$509.0	$464.0	$45.0	9.7%

Operating Margin Percentage
Carlisle Construction Materials	14.4%	14.2%	20 bps		15.1%	18.1%	(300) bps
Carlisle Interconnect Technologies	14.4%	10.5%	390 bps		12.6%	11.0%	160 bps
Carlisle Fluid Technologies	14.6%	4.7%	990 bps		12.7%	5.7%	700 bps
Carlisle Brake & Friction	(8.2)%	(1.4)%	(680) bps		(0.2)%	0.8%	(100) bps
Total	10.6%	9.4%	120 bps		11.4%	12.4%	(100) bps

Depreciation and Amortization
Carlisle Construction Materials	$19.7	$14.9	$4.8	32.2%	$77.9	$41.9	$36.0	85.9%
Carlisle Interconnect Technologies	14.7	14.5	0.2	1.4%	58.3	55.8	2.5	4.5%
Carlisle Fluid Technologies	5.8	6.5	(0.7)	(10.8)%	22.9	23.0	(0.1)	(0.4)%
Carlisle Brake & Friction	6.4	5.9	0.5	8.5%	23.5	23.0	0.5	2.2%
Corporate and unallocated (1)	0.8	0.6	0.2	33.3%	2.9	2.6	0.3	11.5%
Total	$47.4	$42.4	$5.0	11.8%	$185.5	$146.3	$39.2	26.8%

(1)	Includes general corporate expenses and other unallocated costs.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information

Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, litigation settlement costs, gains and losses from and costs related to divestitures, and discrete tax items). Because these items affect Carlisle's, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2018	2017	2018	2017
Impact to Operating Income
Exit and disposal costs	$6.1	$7.0	$17.9	$26.8
Other facility rationalization costs	5.6	2.5	13.2	9.7
Acquisition related costs:
Inventory step-up amortization	—	5.4	1.0	7.7
Other acquisition costs	1.7	0.7	4.6	3.5
Litigation costs	—	—	2.5	—
Gains from divestitures	—	—	(6.6)	—
Total	$13.4	$15.6	$32.6	$47.7

Impact to Diluted EPS from Continuing Operations (1)
Exit and disposal costs	$0.08	$0.08	$0.22	$0.29
Other facility rationalization costs	0.07	0.03	0.16	0.11
Acquisition related costs:
Inventory step-up amortization	—	0.05	0.01	0.07
Other acquisition costs	0.02	0.02	0.06	0.05
Litigation costs	—	—	0.03	—
Losses (gains) from divestitures	—	0.01	(0.08)	0.01
Indemnification losses	—	—	—	0.07
Tax reform (benefit)	(0.08)	(0.84)	(0.06)	(0.82)
Total	$0.09	$(0.65)	$0.34	$(0.22)

Impact to Operating Income
Carlisle Construction Materials	$0.5	$5.8	$0.4	$9.5
Carlisle Interconnect Technologies	2.2	3.9	9.2	18.0
Carlisle Fluid Technologies	0.4	3.5	(0.1)	12.6
Carlisle Brake & Friction	9.1	2.1	19.8	5.1
Corporate	1.2	0.3	3.3	2.5
Total	$13.4	$15.6	$32.6	$47.7

Impact to Diluted EPS from Continuing Operations (1)
Carlisle Construction Materials	$0.01	$0.07	$0.01	$0.11
Carlisle Interconnect Technologies	0.03	0.06	0.11	0.22
Carlisle Fluid Technologies	—	0.04	—	0.13
Carlisle Brake & Friction	0.12	0.02	0.24	0.05
Corporate	(0.07)	(0.84)	(0.02)	(0.73)
Total	$0.09	$(0.65)	$0.34	$(0.22)

(1)	Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in millions)	2018	2017
Net cash provided by operating activities	$339.2	$458.7

Investing activities:
Proceeds from sale of discontinued operation	758.0	—
Acquisitions, net of cash acquired	(19.5)	(934.3)
Capital expenditures	(120.7)	(159.9)
Other investing activities, net	11.4	(0.1)
Net cash provided by (used in) investing activities	629.2	(1,094.3)

Financing activities:
Proceeds from revolving credit facility	—	1,189.0
Repayments of revolving credit facility	—	(1,189.0)
Proceeds from notes	—	997.2
Repayments of notes	—	—
Repurchase of common stock	(459.8)	(268.4)
Dividends paid	(93.5)	(92.1)
Financing costs	—	(8.3)
Proceeds from exercise of stock options	22.7	8.4
Withholding tax paid related to stock-based compensation	(10.1)	(9.6)
Net cash used in financing activities	(540.7)	627.2

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1.1)	2.7

Change in cash and cash equivalents	426.6	(5.7)
Less: change in cash and cash equivalents of discontinued operations	1.3	1.0
Beginning of period	378.3	385.0
End of period	$803.6	$378.3

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$803.6	$378.3
Long-term debt	1,587.8	1,586.2
Total shareholders' equity	2,597.4	2,528.3